Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction
Neonode Technologies AB	Sweden
Neonode Japan Inc.	Japan
Neonode Korea Ltd.	South Korea
Neonode Taiwan Ltd.	Taiwan